Exhibit 99.1
FOR IMMEDIATE RELEASE – January 26, 2023
Carter Bankshares, Inc. Announces Record Fourth Quarter and Full Year 2022 Financial Results
Martinsville, VA, January 26, 2023 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced record net income of $15.6 million, or $0.65 diluted earnings per share (“EPS”), for the fourth quarter of 2022 compared to net income of $14.4 million, or $0.59 diluted EPS, in the third quarter of 2022 and $5.6 million, or $0.21 diluted EPS, for the fourth quarter of 2021. The quarterly pre-tax pre-provision income1 was $19.4 million for the quarter ended December 31, 2022, $19.5 million for the quarter ended September 30, 2022 and $7.6 million for the quarter ended December 31, 2021.
Fourth Quarter 2022 Financial Highlights
•Solid annualized quarterly performance metrics with return on average assets (“ROA”) of 1.49% and return on average equity (“ROE”) of 19.32%;
•Net interest income increased $3.8 million, or 10.1%, to $41.5 million compared to the third quarter of 2022 primarily due to an increase of 52 basis points in earning assets, offset by an increase of 26 basis points in funding costs;
•Net interest margin, on a fully taxable equivalent basis3 (“FTE”), increased 32 basis points to 4.07% compared to 3.75% for the third quarter of 2022 and increased 125 basis points compared to 2.82% for the fourth quarter of 2021;
•Total portfolio loans increased $117.6 million, or 15.4%, on an annualized basis, to $3.1 billion at December 31, 2022 compared to $3.0 billion at September 30, 2022;
•Total deposits decreased $95.6 million, or 2.6%, to $3.6 billion at December 31, 2022 compared to September 30, 2022 primarily due to decreased core deposits. Core deposits, including noninterest-bearing and interest-bearing demand deposits, money market accounts and savings accounts, decreased by $108.5 million, or 4.4%, compared to September 30, 2022;
•Total borrowings increased $168.4 million from the third quarter of 2022 to support loan growth;
•Nonperforming loans (“NPL”) declined $0.4 million, or 5.2%, to $6.6 million at December 31, 2022 compared to September 30, 2022. NPLs as a percentage of total portfolio loans were 0.21% at December 31, 2022 compared to 0.23% at September 30, 2022;
•The provision for credit losses totaled $0.1 million for the quarter ended December 31, 2022, compared to $(0.1) million for the quarter ended September 30, 2022;
•Expenses increased $4.2 million primarily due to the reversal of the tax credit amortization in the third quarter of 2022 and seasonal costs as discussed below. The efficiency ratio was 59.5% for the quarter ended December 31, 2022 compared to 57.1% for the quarter ended September 30, 2022.

For the year ended December 31, 2022, net income was $50.1 million, or $2.03 diluted EPS, compared to $31.6 million, or $1.19 diluted EPS for the year ended December 31, 2021. Pre-tax pre-provision income1 was $64.6 million for the full year December 31, 2022 and $37.8 million for December 31, 2021.
Full Year 2022 Financial Highlights
•Solid annual performance metrics with return on average assets (“ROA”) of 1.21% and return on average equity (“ROE”) of 14.30%;
•Net interest income increased $28.7 million, or 25.9%, to $139.9 million for the full year 2022 compared to $111.2 million for the full year 2021 primarily due to an increase of 60 basis point in earning assets and a decline of nine basis points in funding costs during 2022 due to the intentional runoff of higher cost certificates of deposits (“CDs”);
•Net interest margin, on an FTE basis3, increased 67 basis points to 3.51% for the year ended 2022 compared to 2.84% for the year ended 2021;
•Total portfolio loans increased $336.8 million, or 12.0%, to $3.1 billion at December 31, 2022 compared to $2.8 billion at December 31, 2021;
•Total deposits decreased $68.2 million from December 31, 2021 primarily due to the aforementioned intentional runoff of higher cost CDs of $82.8 million, offset by increased core deposits of $14.6 million;
•Total borrowings increased $191.4 million for the full year 2022 compared to the full year 2021 to support loan growth;
•NPLs decreased $0.8 million, or 10.2%, compared to December 31, 2021. NPLs as a percentage of total portfolio loans were 0.21% at December 31, 2022 compared to 0.26% at December 31, 2021;
•The provision for credit losses totaled $2.4 million for the year ended December 31, 2022, compared to $3.4 million for the full year December 31, 2021;
•Expenses were well controlled in 2022 with an efficiency ratio of 60.7% for the year ended December 31, 2022 compared to 73.5% for the year ended December 31, 2021.
“We are very pleased with another solid quarter of financial results for our Company. These results represent a second consecutive quarter with record earnings for our Company. We continue to see positive trends in net interest income expansion, loan growth and asset quality. Loans grew by an annualized rate of 15.4% since September 30, 2022. Our production was primarily in our commercial real estate and residential mortgage loan portfolios. Loan pipelines also remain healthy for the near term. While we are seeing some pressure on higher funding costs, the asset sensitivity of our balance sheet has us well positioned to further benefit from any additional Federal Reserve interest rate increases,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke continued, “The above factors are driving improvement in operating leverage and financial performance. We expect this positive momentum to continue at least in the near term. In addition, the Company continues to be well capitalized with strong liquidity levels, improved asset quality and strong reserve levels, all of which will be beneficial to navigate the potential challenges should a recessionary environment develop in the coming year.”

Fourth Quarter of 2022 Operating Highlights
Net interest income increased $3.8 million, or 10.1%, to $41.5 million compared to the third quarter of 2022 and increased $13.5 million, or 48.0%, compared to the fourth quarter of 2021. The net interest margin, on an FTE basis3, increased 32 basis points to 4.07% for the fourth quarter of 2022 compared to 3.75% for the quarter ended September 30, 2022 and increased 125 basis points compared to the fourth quarter of 2021. The yield on interest-earning assets increased 52 basis points and 141 basis points compared to the quarters ended September 30, 2022 and December 31, 2021, respectively. Funding costs increased 26 basis points compared to the previous quarter and increased 21 basis points compared to the same quarter of 2021.
The Company continues to focus on the expansion of net interest income and net interest margin. The fourth quarter of 2022 was positively impacted by an increase in the yield on loans and investment securities, partially offset by an increase in funding costs due to the rising interest rate environment. The fourth quarter of 2022 was also positively impacted by enhanced pricing on loans related to one large credit relationship. Certain of these loans may not be renewed at maturity and/or may not otherwise impact the net interest income and net interest margin as significantly in future periods.
The provision (recovery) for credit losses increased $0.2 million to $0.1 million in the fourth quarter of 2022 compared to the third quarter of 2022 and decreased $0.8 million compared to the fourth quarter of 2021. The increase in the provision for credit losses from the prior quarter was primarily driven by increased loan volume, slowing prepayment and curtailment fees, net charge-offs of $0.4 million, offset by the reduction of $2.3 million in the other segment due to principal pay-downs.
The provision (recovery) for unfunded commitments in the fourth quarter of 2022 was a provision of $0.3 million compared to a provision of $0.2 million in the third quarter of 2022 and a recovery of $0.3 million in the fourth quarter of 2021. The increase to the provision for unfunded commitments in the fourth quarter of 2022 compared to the third quarter of 2022 and the fourth quarter of 2021 was related to increases in construction commitments.
At December 31, 2022, NPLs declined $0.4 million, or 5.2%, to $6.6 million since September 30, 2022, primarily due to general pay-downs during the quarter. Net charge-offs were $0.4 million for the fourth quarter of 2022 compared to $4.3 million in the same quarter of 2021. As a percentage of average portfolio loans, on an annualized basis, net charge-offs were 0.05% and 0.60% for the fourth quarter of 2022 and 2021, respectively. NPLs as a percentage of total portfolio loans were 0.21%, 0.23% and 0.26% as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
Total noninterest income was $5.5 million for the fourth quarter of 2022, an increase of $0.3 million, or 5.9%, from the third quarter of 2022 and a decrease of $0.2 million, or 4.0%, compared to the fourth quarter of 2021. The increase of $0.3 million from the third quarter of 2022 primarily relates to an increase of $1.2 million in other noninterest income, offset by decreases of $0.6 million in insurance commissions and $0.3 million of losses on sales and write-downs of bank premises, net. The increase in other noninterest income is due to the unwind of two completed historic tax credit partnerships, which resulted in a gain of $1.2 million. The decrease in insurance commissions is due to reduced customer activity and higher overall expenses compared to the prior quarter. The losses on sales and write-downs of bank premises, net of $0.3 million is due to the retirement of a telephone system in the fourth quarter of 2022.
Compared to the fourth quarter of 2021, the decrease in noninterest income of $0.2 million was primarily driven by the following declines; $0.6 million in insurance commissions, $0.4 million in net security gains, $0.3 million in commercial loan swap fee income, as well as losses of $0.3 million on sales and write-downs of bank premises, net. These decreases were offset by an increase of $1.3 million in other noninterest income as well as an increase of $0.1 million in debit card interchange fees. The declines in insurance commissions were due to reduced customer activity and higher overall expenses. Lower security gains were due to the rising interest rate environment resulting in lower securities prices in the market that discouraged sales. The decline in commercial loan swap fee income is related to the timing and demand for this product in the current rising interest rate environment. The increase in other noninterest income during the period compared to the year ago quarter is consistent with the above mentioned unwind of two completed historic tax credit partnerships.
Total noninterest expense was $27.6 million for the fourth quarter of 2022, an increase of $4.2 million, or 17.7%, from the third quarter of 2022 and an increase of $1.4 million, or 5.3%, compared to the fourth quarter of 2021. The increase from the third quarter of 2022 was driven by the following increases; $1.2 million in salaries and employee benefits, $0.9 million in tax credit amortization, $0.8 million in professional and legal fees, $0.7 million in data processing fees, $0.5 million in other noninterest expense and an increase of $0.2 million in advertising expenses. Offsetting these increases was a decrease of $0.1 million in debit card expense. The higher salaries and employee benefits resulted from 2022 vacation carryover, higher medical costs and accruals for performance based awards. The vacation accrual totaled $0.5 million for carryover from 2022 and medical expenses increased $0.4 million primarily due to higher claims. The increase of $0.9 million in tax credit amortization was primarily due to reversing amortization expense as a result of updated information from the developer which extended the in-service date to 2023 for one of the Company’s historic tax credit partnerships during the third quarter of 2022. Professional and legal fees related to an increase of $0.4 million in legal fees from employment related issues and normal year-end accruals and $0.4 million increase in professional fees due to increased consulting fees in our retail and operations areas. The increase in data processing was related to our online banking platform. The increase in other noninterest expense of $0.5 million was primarily related to higher state exam fees, capital assessments and losses on customer-related accounts.
Compared to the fourth quarter of 2021 the increase of $1.4 million in total noninterest expense was primarily driven by the following increases; $0.7 million in professional and legal fees, $0.7 million in data processing expenses, $0.3 million in other noninterest expense, $0.2 million in occupancy expense, net, $0.2 million in FDIC Insurance expense, and $0.2 million in advertising expenses. These increases were offset by lower salary and employee benefits of $0.4 million, decreased tax credit amortization of $0.3 million, and losses on sales and write-downs of bank premises, net of $0.1 million. The variances mentioned above for professional and legal fees, data processing, other noninterest expense and advertising expenses are consistent as compared to the third quarter of 2022; however the increase in occupancy primarily relates to an increase in real estate taxes and software maintenance and the increase in FDIC insurance expenses was due to a higher accrual in 2022 as a result of FDIC assessment amounts. The declines in salaries and employee benefits were due to lower medical expenses, our retail branch optimization project, offset by a $1.0 million one-time inflationary bonus for associates in 2022. The decrease in tax credit amortization of $0.3 million relates to the above mentioned reversal of historic tax credit amortization.
Full Year 2022 Operating Highlights
Net interest income increased $28.7 million, or 25.9%, to $139.9 million for the full year 2022 compared to $111.2 million for the full year 2021. The net interest margin, on an FTE basis3, increased 67 basis points to 3.51% for the year ended 2022 compared to 2.84% for the year ended 2021. The yield on interest-earning assets increased 60 basis points compared to December 31, 2021 and funding costs declined nine basis points compared to the same period.
The provision for credit losses decreased $0.9 million to $2.4 million for the year ended 2022 compared to the year ended 2021.
The provision (recovery) for unfunded commitments increased $1.8 million to $0.5 million for the year ended 2022. The increase to the provision for unfunded commitments for the full year 2022 compared to the same period in 2021 was related to an increase in construction commitments.
Net charge-offs were $4.5 million for the full year 2022 compared to $23.1 million for the full year 2021. The decrease in charge-offs is primarily attributable to the resolution of five problem relationships during 2021, in which the majority were anticipated and previously reserved. As a percentage of average portfolio loans, net charge-offs were 0.15% and 0.79% for the years ended 2022 and 2021, respectively.

Total noninterest income decreased $7.2 million to $21.7 million for the full year 2022 compared to $28.9 million for the full year 2021. The decrease primarily related to $6.8 million in net gains on sales of securities due to the rising interest rate environment resulting in lower securities prices in the market that discouraged sales and $1.6 million in lower commercial loan swap fee income due to the timing and demand for this product in the current rising interest rate environment. These decreases were offset by increases of $0.5 million in other noninterest income related to the above mentioned unwind of two completed historic tax credit partnerships, $0.5 million in service charges, commission and fees, due to volume, and $0.2 million in debit card interchange fees due to usage.
Total noninterest expense decreased $5.3 million to $97.0 million for the full year 2022 compared to $102.3 million compared to the full year 2021. The decline was driven primarily by a $3.2 million decrease in losses on sales and write-downs of other real estate owned (“OREO”), net, due to nonrecurring write-downs related to closed bank branches in 2021. Also impacting the decrease was $1.8 million in salaries and employee benefits, $1.1 million in tax credit amortization, $0.4 million in telephone expenses and $0.2 million in losses on sales and write-downs of bank premises, net. Offsetting these decreases were increases of $0.3 million in data processing expense, $0.5 million in advertising expenses and $0.6 million in professional and legal fees. The year-to-date decrease in salaries and employee benefits was lower salaries of $1.3 million, lower medical expenses of $1.7 million, our retail branch optimization project offset by the above mentioned $1.0 million one-time inflationary bonus for associates in 2022. The decrease in historic tax credit amortization relates to the above mentioned reversal of tax credit amortization. The variances mentioned above for data processing, advertising expenses, and professional and legal fees are consistent as compared to the fourth quarter of 2021.
Financial Condition
Total assets increased $90.2 million to $4.2 billion at December 31, 2022 compared to September 30, 2022. Total portfolio loans increased $117.6 million, or 15.4% on an annualized basis, to $3.1 billion at December 31, 2022 compared to September 30, 2022 primarily due to strong loan growth during the year. The variances in loan segments for portfolio loans related to increases of $105.2 million in commercial real estate loans, $40.3 million in residential mortgages, and $3.5 million in construction loans, offset by decreases of $16.2 million in C&I loan, $12.8 million in the other category, and $2.4 million in other consumer loans. OREO also increased $0.3 million at December 31, 2022 compared to September 30, 2022.
Closed retail bank office carrying values increased $0.3 million and have a remaining book value of $1.1 million at December 31, 2022 compared to $0.8 million at September 30, 2022. During the quarter ended December 31, 2022, $0.7 million in properties sold that were under contract and two properties totaling $1.0 million were closed but not sold.
Federal Reserve Bank excess reserves decreased $16.5 million to $5.3 million at December 31, 2022 from $21.8 million at September 30, 2022 due to strong loan growth and a decline in deposits during the fourth quarter of 2022.
The securities portfolio decreased $14.9 million and is currently 19.9% of total assets at December 31, 2022 compared to 20.7% of total assets at September 30, 2022. The decrease was due to redeploying security maturities into higher yielding loan growth.
Total deposits decreased $95.6 million to $3.6 billion at December 31, 2022 compared to September 30, 2022. All core deposit categories decreased by a total of $108.5 million, with a $47.5 million decline in savings accounts, $32.8 million decline in money market accounts, $15.2 million decrease in noninterest-bearing demand accounts and $13.0 million decrease in interest-bearing demand accounts. The decrease in core deposits was offset by an increase of $12.9 million in CDs. At December 31, 2022, noninterest-bearing deposits comprised 19.4% compared to 19.3% and 20.2% of total deposits at September 30, 2022 and December 31, 2021, respectively. CDs comprised 34.7%, 33.5% and 36.3% of total deposits at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.

Total Federal Home Loan Bank (“FHLB”), borrowings increased $150.6 million at December 31, 2022 to $180.6 million compared to $30.0 million at September 30, 2022 primarily due to the decline in deposits during the fourth quarter and strong loan growth. The Company had $17.9 million of outstanding federal funds purchased at December 31, 2022 and did not have any outstanding at September 30, 2022. The available borrowing capacity under unsecured lines of credit with the correspondent banks was $127.1 million and $145.0 million at December 31, 2022 and September 30, 2022, respectively.
The Company remains well capitalized. The Company’s Tier 1 Capital ratio was 12.61% at December 31, 2022 as compared to 12.80% at September 30, 2022. The Company’s leverage ratio was 10.29% at December 31, 2022 as compared to 10.11% at September 30, 2022. The Company’s Total Risk-Based Capital ratio was 13.86% at December 31, 2022 as compared to 14.06% at September 30, 2022.
Total capital increased $13.8 million to $328.6 million at December 31, 2022 compared to September 30, 2022. The increase in total capital from the previous quarter is primarily due to net income of $15.6 million for the three months ended December 31, 2022 an increase of $0.7 million in other comprehensive income due to changes in fair value of available-for-sale investment securities, offset by $2.8 million due to the repurchase of common stock. The remaining difference of $0.3 million is related to restricted stock activity for the quarter ended December 31, 2022.
At December 31, 2022, funding sources accessible to the Company include borrowing availability at the FHLB equal to 25.0% of the Company’s assets or approximately $1.0 billion, subject to the amount of eligible collateral pledged, federal funds unsecured lines with six other correspondent financial institutions in the amount of $145.0 million and access to the institutional CD market. In addition to the above funding resources, the Company also has $611.8 million of unpledged available-for-sale investment securities as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.2 billion in assets and 66 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotes and relate to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels and asset quality. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s loan and securities portfolios;
•monetary and fiscal policies of the U.S. government, including policies of the Federal Reserve;
•changes in accounting policies, practices, or guidance, for example, our adoption of CECL, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events; rapid technological developments and changes;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate, and the potential impacts of changes in market conditions on the value of real estate collateral;
•an insufficient ACL;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other military conflicts (such as the ongoing war between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular;
•the outcome of pending and future litigation and governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated;
•material increases in costs and expenses;

•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, continuing supply chain disruptions and slowdowns in economic growth;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the SEC including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021

	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $4,505 at December 31, 2022, $26,959 at September 30, 2022 and $241,101 at December 31, 2021	$46,869	$65,708	$277,799
Securities Available-for-Sale, at Fair Value	836,273	851,211	922,400
Loans Held-for-Sale	—	1,513	228
Portfolio Loans	3,148,913	3,031,349	2,812,129
Allowance for Credit Losses	(93,852)	(94,164)	(95,939)
Portfolio Loans, net	3,055,061	2,937,185	2,716,190
Bank Premises and Equipment, net	72,114	73,344	75,297
Other Real Estate Owned, net	8,393	8,134	10,916
Federal Home Loan Bank Stock, at Cost	9,740	3,192	2,352
Bank Owned Life Insurance	56,734	56,387	55,378
Other Assets	119,335	117,636	73,186
Total Assets	$4,204,519	$4,114,310	$4,133,746

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$703,334	$718,549	$747,909
Interest-Bearing Demand	496,948	509,949	452,644
Money Market	484,238	517,031	463,056
Savings	684,287	731,747	690,549
Certificates of Deposit	1,261,526	1,248,653	1,344,318
Total Deposits	3,630,333	3,725,929	3,698,476
Federal Home Loan Bank Borrowings	180,550	30,000	7,000
Federal Funds Purchased	17,870	—	—
Other Liabilities	47,139	43,565	20,674
Total Liabilities	3,875,892	3,799,494	3,726,150

SHAREHOLDERS' EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
Outstanding- 23,956,772 shares at December 31, 2022, 24,111,171 shares at September 30, 2022 and 26,430,919 shares at December 31, 2021	23,957	24,111	26,431
Additional Paid-in Capital	104,693	107,031	143,988
Retained Earnings	285,593	269,984	235,475
Accumulated Other Comprehensive (Loss) Income	(85,616)	(86,310)	1,702
Total Shareholders' Equity	328,627	314,816	407,596
Total Liabilities and Shareholders' Equity	$4,204,519	$4,114,310	$4,133,746

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	1.49%	1.38%	0.54%
Return on Average Assets (YTD Annualized)	1.21%	1.12%	0.76%
Return on Average Shareholders' Equity (QTD Annualized)	19.32%	16.75%	5.47%
Return on Average Shareholders’ Equity (YTD Annualized)	14.30%	12.80%	7.92%
Portfolio Loans to Deposit Ratio	86.74%	81.36%	76.03%
Allowance for Credit Losses to Total Portfolio Loans	2.98%	3.11%	3.41%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	7.82%	7.65%	9.86%
Tier 1 Leverage Ratio	10.29%	10.11%	10.62%
Risk-Based Capital - Tier 1	12.61%	12.80%	14.21%
Risk-Based Capital - Total	13.86%	14.06%	15.46%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

	(unaudited)	(unaudited)	(audited)	(unaudited)	(audited)
Interest Income	$48,216	$42,327	$32,933	$160,182	$133,897
Interest Expense	6,694	4,602	4,883	20,254	22,714
NET INTEREST INCOME	41,522	37,725	28,050	139,928	111,183

Provision (Recovery) for Credit Losses	52	(77)	939	2,419	3,350
Provision (Recovery) for Unfunded Commitments	319	157	(324)	509	(1,269)
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	41,151	37,645	27,435	137,000	109,102

NONINTEREST INCOME
(Losses) Gains on Sales of Securities, net	(2)	(4)	419	46	6,869
Service Charges, Commissions and Fees	1,716	1,750	1,704	7,168	6,662
Debit Card Interchange Fees	1,857	1,788	1,770	7,427	7,226
Insurance Commissions	248	876	802	1,961	1,901
Bank Owned Life Insurance Income	348	341	349	1,357	1,380
(Losses) Gains on Sales and Write-downs of Bank Premises, net	(269)	(4)	—	73	—
Other Real Estate Owned Income	15	13	8	50	90
Commercial Loan Swap Fee Income	—	18	359	774	2,416
Other	1,631	457	365	2,862	2,337
TOTAL NONINTEREST INCOME	5,544	5,235	5,776	21,718	28,881

NONINTEREST EXPENSE
Salaries and Employee Benefits	14,678	13,520	15,073	52,399	54,157
Occupancy Expense, net	3,467	3,412	3,258	13,527	13,556
FDIC Insurance Expense	475	543	275	2,015	2,157
Other Taxes	848	848	824	3,319	3,129
Advertising Expense	560	368	366	1,434	952
Telephone Expense	391	448	501	1,781	2,208
Professional and Legal Fees	2,087	1,310	1,347	5,818	5,255
Data Processing	1,535	833	865	4,051	3,758
Losses on Sales and Write-downs of Other Real Estate Owned, net	164	169	199	432	3,622
Losses on Sales and Write-downs of Bank Premises, net	—	—	117	—	231
Debit Card Expense	661	797	732	2,750	2,777
Tax Credit Amortization	155	(764)	427	621	1,708
Other Real Estate Owned Expense	123	38	127	343	407
Other	2,473	1,941	2,125	8,511	8,368
TOTAL NONINTEREST EXPENSE	27,617	23,463	26,236	97,001	102,285

INCOME BEFORE INCOME TAXES	19,078	19,417	6,975	61,717	35,698
Income Tax Provision	3,469	5,009	1,365	11,599	4,108
NET INCOME	$15,609	$14,408	$5,610	$50,118	$31,590

Shares Outstanding, at End of Period	23,956,772	24,111,171	26,430,919	23,956,772	26,430,919
Average Shares Outstanding-Basic & Diluted	23,907,447	24,265,075	26,350,877	24,595,789	26,342,729

PER SHARE DATA
Basic Earnings Per Common Share*	$0.65	$0.59	$0.21	$2.03	$1.19
Diluted Earnings Per Common Share*	$0.65	$0.59	$0.21	$2.03	$1.19
Book Value	$13.72	$13.06	$15.42	$13.72	$15.42
Market Value	$16.59	$16.10	$15.39	$16.59	$15.39

PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	4.07%	3.75%	2.82%	3.51%	2.84%
Core Efficiency Ratio[4]	59.49%	57.07%	76.58%	60.69%	73.51%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	December 31, 2022			September 30, 2022			December 31, 2021
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$9,074	$84	3.67%	$25,151	$134	2.11%	$220,871	$89	0.16%
Tax-Free Investment Securities[3]	29,876	214	2.84%	30,073	215	2.84%	25,586	210	3.26%
Taxable Investment Securities	924,148	6,680	2.87%	942,571	5,466	2.30%	881,866	3,154	1.42%
Total Securities	954,024	6,894	2.87%	972,644	5,681	2.32%	907,452	3,364	1.47%
Tax-Free Loans[3]	136,441	1,089	3.17%	141,082	1,115	3.14%	164,587	1,288	3.10%
Taxable Loans	2,967,780	40,334	5.39%	2,883,790	35,652	4.90%	2,689,767	28,483	4.20%
Total Loans	3,104,221	41,423	5.29%	3,024,872	36,767	4.82%	2,854,354	29,771	4.14%
Federal Home Loan Bank Stock	6,304	88	5.54%	2,213	24	4.30%	2,475	23	3.69%
Total Interest-Earning Assets	4,073,623	48,489	4.72%	4,024,880	42,606	4.20%	3,985,152	33,247	3.31%
Noninterest Earning Assets	84,580			109,307			160,952
Total Assets	$4,158,203			$4,134,187			$4,146,104

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$504,796	$496	0.39%	$500,281	$462	0.37%	$446,506	$280	0.25%
Money Market	493,700	853	0.69%	552,718	395	0.28%	449,229	253	0.22%
Savings	709,435	183	0.10%	731,931	192	0.10%	682,018	175	0.10%
Certificates of Deposit	1,249,717	3,804	1.21%	1,257,907	3,420	1.08%	1,371,829	4,099	1.19%
Total Interest-Bearing Deposits	2,957,648	5,336	0.72%	3,042,837	4,469	0.58%	2,949,582	4,807	0.65%
Federal Home Loan Bank Borrowings	106,617	1,116	4.15%	3,913	31	3.14%	10,272	36	1.39%
Federal Funds Purchased	16,227	161	3.94%	3,432	23	2.66%	1	—	1.15%
Other Borrowings	6,621	81	4.85%	6,326	79	4.95%	3,396	40	4.67%
Total Borrowings	129,465	1,358	4.16%	13,671	133	3.86%	13,669	76	2.21%
Total Interest-Bearing Liabilities	3,087,113	6,694	0.86%	3,056,508	4,602	0.60%	2,963,251	4,883	0.65%
Noninterest-Bearing Liabilities	750,620			736,441			775,914
Shareholders' Equity	320,470			341,238			406,939
Total Liabilities and Shareholders' Equity	$4,158,203			$4,134,187			$4,146,104
Net Interest Income[3]		$41,795			$38,004			$28,364
Net Interest Margin[3]			4.07%			3.75%			2.82%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	December 31, 2022			December 31, 2021
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$50,797	$341	0.67%	$194,492	$271	0.14%
Tax-Free Investment Securities[3]	30,109	877	2.91%	34,171	1,116	3.27%
Taxable Investment Securities	950,557	20,330	2.14%	798,672	12,442	1.56%
Total Securities	980,666	21,207	2.16%	832,843	13,558	1.63%
Tax-Free Loans[3]	144,617	4,569	3.16%	189,716	5,991	3.16%
Taxable Loans	2,844,303	135,054	4.75%	2,751,169	115,448	4.20%
Total Loans	2,988,920	139,623	4.67%	2,940,885	121,439	4.13%
Federal Home Loan Bank Stock	3,251	154	4.74%	3,420	121	3.54%
Total Interest-Earning Assets	4,023,634	161,325	4.01%	3,971,640	135,389	3.41%
Noninterest Earning Assets	117,135			170,856
Total Assets	$4,140,769			$4,142,496

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$489,298	$1,578	0.32%	$413,714	$1,007	0.24%
Money Market	521,269	1,842	0.35%	383,391	1,130	0.29%
Savings	720,682	742	0.10%	663,382	682	0.10%
Certificates of Deposit	1,271,548	14,454	1.14%	1,484,436	19,427	1.31%
Total Interest-Bearing Deposits	3,002,797	18,616	0.62%	2,944,923	22,246	0.76%
Federal Home Loan Bank Borrowings	29,849	1,163	3.90%	25,986	313	1.20%
Federal Funds Purchased	5,711	188	3.29%	—	—	—%
Other Borrowings	5,885	287	4.88%	3,167	155	4.89%
Total Borrowings	41,445	1,638	3.95%	29,153	468	1.61%
Total Interest-Bearing Liabilities	3,044,242	20,254	0.67%	2,974,076	22,714	0.76%
Noninterest-Bearing Liabilities	746,117			769,401
Shareholders' Equity	350,410			399,019
Total Liabilities and Shareholders' Equity	$4,140,769			$4,142,496
Net Interest Income[3]		$141,071			$112,675
Net Interest Margin[3]			3.51%			2.84%

LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Commercial
Commercial Real Estate	$1,470,562	$1,365,348	$1,323,252
Commercial and Industrial	309,792	325,973	345,376
Total Commercial Loans	1,780,354	1,691,321	1,668,628
Consumer
Residential Mortgages	657,948	617,681	457,988
Other Consumer	44,562	47,006	44,666
Total Consumer Loans	702,510	664,687	502,654
Construction	353,553	350,037	282,947
Other[5]	312,496	325,304	357,900
Total Portfolio Loans	3,148,913	3,031,349	2,812,129
Loans Held-for-Sale	—	1,513	228
Total Loans	$3,148,913	$3,032,862	$2,812,357

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

	For the Periods Ended
(Dollars in Thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Nonperforming Loans
Commercial Real Estate	$2,304	$2,416	$3,337
Commercial and Industrial	204	201	451
Residential Mortgages	3,265	3,509	2,551
Other Consumer	8	9	73
Construction	864	875	985
Other	—	—	—
Total Nonperforming Loans	6,645	7,010	7,397

Other Real Estate Owned	8,393	8,134	10,916
Total Nonperforming Assets	$15,038	$15,144	$18,313

Nonperforming Loans to Total Portfolio Loans	0.21%	0.23%	0.26%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	0.48%	0.50%	0.65%
Allowance for Credit Losses to Total Portfolio Loans	2.98%	3.11%	3.41%
Allowance for Credit Losses to Nonperforming Loans	1412.37%	1343.28%	1297.00%
Net Loan Charge-offs (Recoveries) QTD	$364	$3,740	$4,294
Net Loan Charge-offs (Recoveries) YTD	$4,506	$4,142	$23,127
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	0.05%	0.49%	0.60%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.15%	0.19%	0.79%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Balance Beginning of Period	$94,164	$97,981	$99,294	$95,939	$54,074
Impact of CECL Adoption	—	—	—	—	61,642
Provision (Recovery) for Credit Losses	52	(77)	939	2,419	3,350
Charge-offs:
Commercial Real Estate	—	—	2,237	—	19,662
Commercial and Industrial	4	3,432	178	3,436	374
Residential Mortgages	1	—	—	46	273
Other Consumer	433	418	423	1,677	2,256
Construction	—	—	1,859	—	1,859
Other	—	—	—	—	—
Total Charge-offs	438	3,850	4,697	5,159	24,424
Recoveries:
Commercial Real Estate	—	—	10	—	159
Commercial and Industrial	—	—	286	1	291
Residential Mortgages	2	1	—	99	168
Other Consumer	72	109	107	404	586
Construction	—	—	—	149	93
Other	—	—	—	—	—
Total Recoveries	74	110	403	653	1,297
Total Net Charge-offs	364	3,740	4,294	4,506	23,127
Balance End of Period	$93,852	$94,164	$95,939	$93,852	$95,939

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, except per share data)
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Interest Income	$41,522	$37,725	$28,050	$139,928	$111,183
Noninterest Income	5,544	5,235	5,776	21,718	28,881
Noninterest Expense	27,617	23,463	26,236	97,001	102,285
Pre-tax Pre-provision Income	$19,449	$19,497	$7,590	$64,645	$37,779

Losses (Gains) on Sales of Securities, net	$2	$4	$(419)	$(46)	$(6,869)
Losses (Gains) on Sales and Write-downs of Bank Premises, net	269	4	117	(73)	231
Losses on Sales and Write-downs of OREO, net	164	169	199	432	3,622
Branch Consolidation Severance and Expenses	—	—	13	—	579
Non-recurring Fees[5]	—	(1)	(130)	(70)	(2,028)
OREO Income	(15)	(13)	(8)	(50)	(90)
Gain on Sale of Branches	—	—	—	—	(506)
FHLB Prepayment Penalty	—	—	39	18	43
Contingent Liability	35	—	—	185	—
Gain on Loans Held-for-Sale	(295)	—	—	(295)	—
Gain on Tax Credit Exits	(1,209)	—	—	(1,209)	—
Professional Finder's Fee[6]	—	—	150	—	724
Tax Credit Amortization Reversal[7]	—	(1,379)	—	(1,379)	—
Core Pre-tax Pre-provision Income (Non-GAAP)	$18,400	$18,281	$7,551	$62,158	$33,485

[2] Core Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Income	$15,609	$14,408	$5,610	$50,118	$31,590
Losses (Gains) on Sales of Securities, net	2	4	(419)	(46)	(6,869)
Losses (Gains) on Sales and Write-downs of Bank Premises, net	269	4	117	(73)	231
Losses on Sales and Write-downs of OREO, net	164	169	199	432	3,622
Branch Consolidation Severance and Expenses	—	—	13	—	579
Non-recurring Fees[5]	—	(1)	(130)	(70)	(2,028)
OREO Income	(15)	(13)	(8)	(50)	(90)
Gain on Sale of Branches	—	—	—	—	(506)
FHLB Prepayment Penalty	—	—	39	18	43
Contingent Liability	35	—	—	185	—
Gain on Loans Held-for-Sale	(295)	—	—	(295)	—
Gain on Tax Credit Exits	(1,209)	—	—	(1,209)	—
Professional Finder's Fee[6]	—	—	150	—	724
Tax Credit Amortization Reversal[7]	—	(1,379)	—	(1,379)	—
Total Tax Effect	220	256	8	522	902
Core Net Income (Non-GAAP)	$14,780	$13,448	$5,579	$48,153	$28,198

Average Shares Outstanding - diluted	23,907,447	24,265,075	26,350,877	24,595,789	26,342,729
Core Earnings Per Common Share (diluted) (Non-GAAP)	$0.62	$0.55	$0.21	$1.96	$1.07

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using 21% federal income tax rate for the 2022 and 2021 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest and Dividend Income (GAAP)	$48,216	$42,327	$32,933	$160,182	$133,897
Tax Equivalent Adjustment	273	279	314	1,143	1,492
Interest and Dividend Income (FTE) (Non-GAAP)	48,489	42,606	33,247	161,325	135,389
Average Earning Assets	4,073,623	4,024,880	3,985,152	4,023,634	3,971,640
Yield on Interest-earning Assets (GAAP)	4.70%	4.17%	3.28%	3.98%	3.37%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	4.72%	4.20%	3.31%	4.01%	3.41%

Net Interest Income	41,522	37,725	28,050	139,928	111,183
Tax Equivalent Adjustment	273	279	314	1,143	1,492
Net Interest Income (FTE) (Non-GAAP)	$41,795	$38,004	$28,364	$141,071	$112,675
Average Earning Assets	$4,073,623	$4,024,880	$3,985,152	$4,023,634	$3,971,640
Net Interest Margin (GAAP)	4.04%	3.72%	2.79%	3.48%	2.80%
Net Interest Margin (FTE) (Non-GAAP)	4.07%	3.75%	2.82%	3.51%	2.84%
(Unaudited)
(Dollars in Thousands, except per share data)

[4] Core Efficiency Ratio (Non-GAAP)	Quarter-to-Date						Year-to-Date
	December 31, 2022		September 30, 2022		December 31, 2021		December 31, 2022		December 31, 2021
Noninterest Expense	$27,617		$23,463		$26,236		$97,001		$102,285
Less: Losses on Sales and Write-downs of Bank Premises, net	—		—		(117)		—		(231)
Less: Losses on Sales and Write-downs of OREO, net	(164)		(169)		(199)		(432)		(3,622)
Less: Branch Consolidation Severance and Expenses	—		—		(13)		—		(579)
Less: FHLB Prepayment Penalty	—		—		(39)		(18)		(43)
Less: Contingent Liability	(35)	—	—	—	—	—	(185)	—	—
Less: Professional Finder's Fee[6]	—		—		(150)		—		(724)
Add: Tax Credit Amortization Reversal[7]	—		1,379		—		1,379		—
Core Noninterest Expense (non-GAAP)	$27,418		$24,673		$25,718		$97,745		$97,086

Net Interest Income	$41,522		$37,725		$28,050		$139,928		$111,183
Plus: Taxable Equivalent Adjustment	273		279		314		1,143		1,492
Net Interest Income (FTE) (non-GAAP)	$41,795		$38,004		$28,364		$141,071		$112,675
Less: Losses (Gains) on Sales of Securities, net	2		4		(419)		(46)		(6,869)
Less: Losses (Gains) on Sales and Write-downs of Bank Premises, net	269		4		—		(73)		—
Less: Non-recurring Fees[5]	—		(1)		(130)		(70)		(2,028)
Less: OREO Income	(15)		(13)		(8)		(50)		(90)
Less: Gain on Sale of Branches	—		—		—		—		(506)
Less: Gain of Loans Held-for-Sale	(295)		—		—		(295)		—
Less: Gain of Tax Credit Exit	(1,209)		—		—		(1,209)		—
Noninterest Income	5,544		5,235		5,776		21,718		28,881
Core Net Interest Income (FTE) (non-GAAP) plus noninterest income	$46,091		$43,233		$33,583		$161,046		$132,063

Core Efficiency Ratio (Non-GAAP)	59.49%		57.07%		76.58%		60.69%		73.51%
5 The Non-recurring fees include PPP related fees.
6 The professional finder’s fee is related to fees associated with note sales in 2021.
7 Tax credit amortization was reversed due to the extension of the in-service date from 2022 to 2023.